Exhibit 99.2

Bazaarvoice Announces Management Succession Plan

Gene Austin to succeed Stephen Collins as Bazaarvoice Chief Executive Officer, effective Jan. 31, 2014

AUSTIN, Texas, Nov. 20, 2013—Bazaarvoice, Inc. (Nasdaq: BV), the network connecting brands and retailers to the authentic voices of consumers wherever they shop, today announced that its Board of Directors has approved a succession and transition plan to promote continued global expansion, continuation of the company’s network vision, and operational excellence. Effective Jan. 31, 2014, Stephen Collins will step down as CEO and as a member of the Board of Directors. He will be succeeded as CEO by Gene Austin, currently the company’s president. In addition, Mr. Austin has been named to the company’s Board of Directors effective immediately.

Commenting on the plan, Tom Meredith, chairman of the Board of Directors, said: “Gene Austin is an outstanding business leader. Gene will build on Bazaarvoice’s foundations, including its global presence, recognized market leadership, talented people, and strong client relationships with world-class brands and retailers. I know I speak for the Board and all Bazaarvoice employees as we thank Stephen for his tireless passion, commitment, and leadership. Under his watch, the company has developed a deep executive bench, expanded its global operations, and consistently created value for clients, employees, and shareholders.”

This management transition is an important step in the next era for Bazaarvoice as it continues to advance, operationalize and execute the strategies required to capture the value of the company’s network opportunity. Mr. Austin’s more than 30 years of technology industry experience includes a dozen years in the software/SaaS market. Prior to Bazaarvoice, he spent nine years as CEO of Convio, two of which followed the company’s IPO in 2010, and he previously held senior executive positions at companies including BMC Software, Dell, and Compaq Computer Corp. Since joining Bazaarvoice’s executive leadership team in May 2013, Mr. Austin has been responsible for the management of the company’s core platform operations, including worldwide sales, marketing, services, partnerships and business development activities.

“I am honored to have the opportunity to lead the business and succeed Stephen, whose vision of the Bazaarvoice network and commitment to delivering solutions and services for our clients has created a tremendous platform for future growth,” said Mr. Austin. “I am confident that, together with the talented team at Bazaarvoice, we will build on the momentum Stephen has created for the company to achieve our next phase of growth.”

Mr. Collins stated, “This company, its clients, and its employees are very important to me. From the moment I joined Bazaarvoice three years ago as CFO, my goal has been to ensure we have in place the people, products, and processes that will enable us to continue the growth of this company well into the future. After considerable reflection, I believe that now is the right time to transition the leadership of Bazaarvoice to a new executive to champion the next phase of growth and opportunity. I am extremely proud of Bazaarvoice’s progress and accomplishments over the past year, and I look forward to working with Gene and the senior leadership team during this transition period. I’m confident Bazaarvoice has excellent prospects for the future.”

As previously announced, Bazaarvoice will host a conference call today at 5:00 p.m. Eastern Time to review the company’s financial results for the second fiscal quarter of 2014 ended Oct. 31, 2013. The call can be accessed by dialing (888) 208-1427 from the United States or (913) 312-0684 internationally with conference ID 7857573, and a live webcast can be accessed from the investor relations page of Bazaarvoice’s company website at investors.bazaarvoice.com.

About Bazaarvoice

Bazaarvoice is a network that connects brands and retailers to the authentic voices of people where they shop. Each month, more than 400 million people view and share authentic opinions, questions and experiences about tens of millions of products in the Bazaarvoice network. The company’s technology platform amplifies these voices into the places that influence purchase decisions. Network analytics help marketers and advertisers provide more engaging experiences that drive brand awareness, consideration, sales and loyalty. Headquartered in Austin, Texas, Bazaarvoice has offices across North America, Europe and Asia-Pacific. For more information, visit www.bazaarvoice.com, read the blog at www.bazaarvoice.com/blog, and follow on Twitter at www.twitter.com/bazaarvoice.

Forward-looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would” and similar and “target” expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about management’s estimates regarding continued global expansion; capturing the value of the network opportunity; opportunities and prospects for future growth; and other statements about management’s beliefs, intentions or goals. We may not actually achieve the expectations disclosed in the forward-looking statements, and you should not place undue reliance on our forward-looking statements. These forward-

looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to, our expectations regarding our revenue, expenses, sales and operations; our limited operating history; our ability to operate in a new and unproven market; our ability to effectively manage growth, especially in light of our announced management changes; our ability to manage expansion into international markets and new vertical industries; our ability to successfully identify, manage and integrate potential acquisitions; and other risks and potential factors that could affect Bazaarvoice’s business and financial results identified in our Form 10-K for the fiscal year ended April 30, 2013, our Form 10-Q for the fiscal quarter ended July 31, 2013 and Form S-1 as filed with the Securities and Exchange Commission on July 12, 2012. Additional information will also be set forth in our future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that we make with the Securities and Exchange Commission. We do not intend and undertake no duty to release publicly any updates or revisions to any forward-looking statements contained herein.

Media Contact:	Investor Relations Contact:

Matt Krebsbach	Seth Potter

Bazaarvoice, Inc.	ICR, Inc. on behalf of Bazaarvoice, Inc.

512-551-6612	646-277-1230

matt.krebsbach@bazaarvoice.com	seth.potter@icrinc.com

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